Exhibit 10.3

EXECUTION COPY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of September 25, 2001 (this “Agreement”), by and between CELLU TISSUE HOLDINGS, INC. a Delaware corporation (“Cellu Tissue” or the “Company”), and RUSSELL C. TAYLOR (“Executive”).

RECITALS

WHEREAS, Cellu Tissue desires to employ Executive as President and Chief Executive Officer of Cellu Tissue and Executive desires to accept such employment.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.  Employment.

1.1  Subject to the terms and conditions of this Agreement, Cellu Tissue agrees to employ Executive during the Term (as herein defined) as President and Chief Executive Officer of Cellu Tissue, which shall be the most senior executive position of Cellu Tissue and shall report only to the Board of Directors of Cellu Tissue (the “Board”).  No officer of Cellu Tissue shall be appointed during the Term in any equal or more senior capacity than the office of President and Chief Executive Officer and each other officer of Cellu Tissue shall report to Executive or to a person designated by Executive and not directly to the Board.  As President and Chief Executive Officer of the Company, Executive shall perform such duties and responsibilities as are customarily performed by the president and chief executive officer of a company the size and nature of Cellu Tissue, which duties and responsibilities generally will utilize his experience prior to the date hereof, and such other managerial duties and responsibilities with the Company which are appropriate for his position at the Company as, from time to time, may be assigned to him by the Board.

1.2  Executive’s Representations. Executive hereby represents that there exists no restriction on the ability of Executive to fulfill his obligations hereunder.  The Executive hereby acknowledges and agrees that the truth of this representation is a material inducement for the Company to enter into this Agreement and that it is a material term of this Agreement.

1.3  Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as President and Chief Executive Officer of Cellu Tissue and agrees to devote his full working time and efforts to the performance of services, duties and responsibilities in connection therewith (other than during periods of illness, disability or vacation).  Nothing in this Agreement shall preclude Executive, so long as, in the reasonable determination of the Board, such activities do not materially interfere with his duties and responsibilities hereunder, from engaging in charitable and community affairs, from managing any passive investment made by him in real estate or other property (provided that no such investment may exceed 5% of the equity securities of any entity, without the prior approval of the Board), or from serving, subject to the prior approval of the Board, as a member of boards of directors or as a trustee of any other company, association or entity.

1.4  It is the intention of the parties that, during the Term, Executive shall be nominated, and following his election or appointment, shall serve, as a director of Cellu Tissue and as a member of all committees of the Board of Directors of Cellu Tissue; provided, however, that Executive shall resign as a director of the Company and as a member of all committees of the Board of Directors of Cellu Tissue immediately if his employment hereunder is terminated by the Company or Executive for any reason.

2.  Term of Employment. The term of this Agreement (the “Term”) shall be for a period commencing on the effective date of the Restructuring (as defined below) and continuing through September 30, 2004, subject to earlier termination in accordance with the terms and conditions contained in Section 7 hereof.  For purposes of this Agreement, the “Restructuring” shall mean the full execution of that certain Amended and Restated Credit Agreement by and among Cellu Paper Holdings, Inc. (“Parent”), Cellu Tissue, Interlake Acquisition Corporation Limited, Cellu Tissue Corporation, Van Paper Company, Van Timber Company, Coastal Paper Company, Cellue Tissue Corporation - Natural Dam, Menominee Acquisition Corporation, various lending institutions and Bankers Trust, as administrative agent, and Deutsche Bank AG, Canada Branch at Canadian agent, amended and restated on or about September 25, 2001, and that certain Agreement and Plan of Merger by and among Parent.  Cellu Tissue and Cellu Paper Holdings Sub, Inc., dated on or about September 25, 2001.  The commencement of the Term is subject to the completion of the Restructuring and, if the Restructuring shall not be completed, this Agreement shall be of no force and effect.

3.  Place of Employment. During the Term, Executive shall perform his services at the principal place of business of Cellu Tissue which is presently located in East Hartford, Connecticut.  Executive shall be furnished with office facilities and services suitable to his position and suitable for the performance of his duties.  Cellu Tissue hereby covenants and agrees that during the Term, it will not, without Executive’s consent, move the location of Cellu Tissue’s principal executive offices or move Executive’s principal place of employment to a location which is more than 30 miles from the current principal executive offices of the Company located at Two Forbes Street, East Hartford, CT 06108.  Executive acknowledges and agrees that in connection with his employment, however, he may be required to travel on behalf of Cellu Tissue.

4.  Compensation.

4.1  Salary. During the Term, Cellu Tissue shall pay Executive a base salary (“Base Salary”) at the rate of Four Hundred Thousand Dollars ($400,000) per annum (pro rated for the balance of fiscal 2002 ending February 28, 2002, and for any partial year during the Term).  The Base Salary shall be payable in accordance with the ordinary payroll practices of Cellu Tissue for its executive officers but in no event less frequently than semimonthly.  The Base Salary shall be reviewed annually by the Board on or before the last day of February of each fiscal year, commencing with the end of fiscal year 2002 (i.e., before February 28, 2002, to set Base Salary for the fiscal year commencing March 1, 2002), and may be increased in the sole discretion of the

Board taking into account corporate and individual performance, any increase in Executive’s responsibilities on account of acquisitions by, or the general growth of, Cellu Tissue and general business conditions.

4.2  Performance-Based Bonus Compensation.

(a)  With respect to the period commencing on the date hereof and ending on February 28, 2002, Executive shall be entitled to receive a cash bonus equal to $325,000, which amount shall be paid no later than March 10, 2002.

(b)  In addition to Base Salary (and without limiting the provisions of Section 4.2(d) below), Executive shall be eligible to receive bonus compensation of a maximum of up to an aggregate of 100% of his Base Salary (“Bonus Compensation”) for each fiscal year during the Term commencing March 1, 2002 (i.e., fiscal year 2003).  Bonus Compensation shall consist of two components: (i) annual bonus payments of up to an aggregate of 80% of Executive’s Base Salary based on Cellu Tissue achieving certain targets in respect of Cellu Tissue’s EBITDA (as defined in Section 4.2(f) below) established in the annual budget based on then-current market and industry conditions and in good faith and approved by the Board in consultation with Executive (“Benchmarks”) and (ii) additional annual bonus payments of up to an aggregate of 70% of Executive’s Base Salary based solely on the Board’s assessment of extraordinary events (including without limitation, acquisitions and divestitures), the contribution of Executive to achieving the Benchmarks and the difficulty of achieving those Benchmarks in a particular year.

(c)  Prior to the commencement of each fiscal year during the Term, Executive shall present to the Board a proposed annual budget and proposed Benchmarks applicable to the upcoming fiscal year.  The Board, in its sole discretion in consultation with Executive, shall determine the annual budget and Benchmarks applicable to such fiscal year.  Notwithstanding the foregoing, the Board, in its sole discretion in consultation with Executive, may adjust the Benchmarks during a fiscal year to reflect any acquisitions made during said fiscal year.

(d)  The Bonus Compensation for the partial fiscal year commencing on March 1, 2004 and ending upon the expiration of the Term (such period, “Partial FY 2005”) shall be based on the same methodology defined in Section 4.2(b) above; provided, however, that (i) the Benchmarks established for such periods shall take into account only Partial FY 2005 and (ii) any Bonus Compensation payable with respect to Partial FY 2005 shall be pro-rated to reflect such partial year.  For example, in the event that 100% of the Benchmark for Partial FY 2005 is met, Executive shall be entitled to receive 60% of his then-applicable annual Base Salary multiplied by a fraction, the numerator of which shall the number of days comprising such partial fiscal year, and the denominator of which shall be 365.

(e)  The Bonus Compensation in respect of the achievement of the Benchmarks shall be a percentage of Executive’s Base Salary determined as follows (with linear interpolation to be applied between the stated Benchmarks and the percentage of Base Salary earned):

% Achievement of Benchmark	% of Base Salary Earned as Bonus Compensation
80	40
85	45
90	50
95	55
100	60
105	65
110	70
115	75
120	80

The Bonus Compensation shall be payable in a lump sum by Cellu Tissue no later than thirty (30) days after Cellu Tissue’s audited consolidated financial statements (which shall be prepared in accordance with generally accepted accounting principles consistently applied) for such fiscal year have been made available and Cellu Tissue’s certified public accountants shall have delivered to the Board their report and opinion thereon which delivery, in any event, shall be no later than ninety (90) days after the end of such fiscal year.

(f)  “Cellu Tissue’s EBITDA” in any fiscal year shall mean Cellu Tissue’s consolidated earnings before interest, taxes, depreciation and amortization and before payment of and accrual for: (i) any bonuses to Executive and any other employees or consultants of Cellu Tissue, (ii) any management fees or expenses or transaction fees or expenses to Charterhouse Group International, Inc. or any affiliated entity and (iii) transaction fees or expenses related to the purchase of the Company by Charterhouse Group International, Inc. or any affiliated entity (the amounts included in (i), (ii) and (iii) above to be added back to Cellu Tissue’s EBITDA to the extent accrued for or previously paid); provided, however, that the following items shall be excluded from the calculation of Cellu Tissue’s EBITDA (i.e., such items shall not increase or reduce the calculation): extraordinary items of loss or gain (as determined in accordance with generally accepted accounting principles), acquisition-related costs and financing-related costs for such fiscal year.  Within five (5) business days following the issuance of Cellu Tissue’s audited consolidated financial statements for such fiscal year.  Cellu Tissue shall prepare and deliver to Executive a certificate (with the favorable report thereon of such accountants as to the conformity with the provisions of this Section 4) setting forth the calculation of Cellu Tissue’s EBITDA for such fiscal year, with detail as to all items or accounts included in such calculation, all of which items or accounts shall be as shown on Cellu Tissue’s audited consolidated financial statements.

(g) In addition to the foregoing Bonus Compensation, Executive may be eligible to receive such additional bonuses during the Term as may be determined by the Board in its sole discretion.

4.3  Signing Bonus. Upon the 30th day after Executive reports to work in East Hartford, Cellu Tissue shall pay to Executive a lump sum in cash equal to $1,000,000, less applicable withholdings (such payment, the “Signing Bonus”).  Cellu Tissue agrees to hold an amount equal to the Signing Bonus in escrow for the period commencing on the date hereof and ending at such time as the Signing Bonus is paid to Executive.

4.4  Equity Incentive.

(a) Restricted Stock Grant. Effective as of the date which is 30 days after the date on which Executive first reports to work at the Company’s headquarters in East Hartford, Connecticut, Parent will grant to Executive a number of shares of its common stock, par value $0.01 per share (the “Common Stock”) equal to the quotient obtained by dividing (i) $2,000,000 by (ii) the per share value of one share of Common Stock as of the date hereof, determined by the Board in its sole discretion (such shares, the “Restricted Shares”).  In addition to being subject to such restrictions on transfer and such other terms and conditions as are set forth in the agreement evidencing the grant of Restricted Shares, which shall be substantially in the form attached hereto as Exhibit A, one-quarter (1/4) of the Restricted Shares shall become vested on the date which is six months after the date hereof, and an additional one-quarter (1/4) of the Restricted Shares shall become vested on each of the first three anniversaries of the date hereof; provided that Executive is employed by the Company under this Agreement as of each such vesting date.

(b) Shareholders Agreement. As a condition to receiving the grant of Restricted Shares set forth in Section 4.4(a) above, Executive shall become a party to that certain Stockholders Agreement among Charterhouse Equity Partners III, L.P., Chef Nominees Limited, Advisory Capital Marketing Group LLC, Cellu Paper Holdings, Inc. and the other parties thereto, dated on or about September 25, 2001 with respect to such parties (the “Shareholders Agreement”).

5.  Employee Benefits.

5.1  Employee Benefit Programs, Plans and Practices.

(a)  Cellu Tissue shall provide Executive during the Term, and, except as otherwise provided herein, for a period of one (1) year thereafter (provided continued participation during such period is permitted under such plan, program or practice and does not cause a plan, program or practice to cease to be qualified under any applicable law or regulation and further provided that continuation under any such plan, program or practice shall be limited to benefits customarily provided by Cellu Tissue to its senior executives), with coverage under all employee benefit programs, plans and practices which Cellu Tissue makes available from time to time to its senior executives, with at least the same opportunity to participate as the other senior executives of Cellu Tissue including, without limitation, retirement, pension, profit sharing, medical, dental, hospitalization, life insurance, short- and long-term disability, accidental death and dismemberment and travel accident coverage.

(b)  During the Term, and, except as otherwise provided herein, for a period of one (1) year thereafter, Cellu Tissue shall bear the cost of a term life insurance policy covering Executive in the amount of $1,000,000.  It is understood that Executive shall establish a trust for the purpose of purchasing such policy, and that the Company’s contributions shall be made directly to such trust.  All benefits of such term life insurance policy shall inure to Executive’s designated beneficiaries.  Such term life insurance policy shall become effective as soon as possible after Executive has complied with the requirements of the insurance company underwriting such policy.

5.2  Vacation and Fringe Benefits.

(a) Executive shall be entitled to no lees than four (4) weeks paid vacation in each year (pro rated as necessary for partial calendar years during the Term).  Executive may take his allotted vacation days at such times as are mutually convenient for Cellu Tissue and Executive, consistent with Cellu Tissue’s vacation policy in effect from time to time with respect to its executive officers, Executive shall also be entitled to all paid holidays given by Cellu Tissue to its executive officers.

(b) Cellu Tissue shall provide a leased Buick Park Avenue automobile or a substantially equivalent type of automobile for use by Executive.  Upon termination of his employment hereunder, Executive shall have the option (subject to the consent of the leasing company) to assume the automobile lease, in which case Executive shall be responsible for such lease payments, insurance and all other expenses associated with the automobile.

(c) Executive shall be entitled to the perquisites and fringe benefits normally made available to other senior executives of Cellu Tissue, commensurate with his position with Cellu Tissue.

5.3  Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, (in accordance with the policies and procedures established from time to time by Cellu Tissue for its senior executive officers) including, without limitation, entertainment and travel expenses (and the cost of living while away from home on business or at the request of, and in the service of Cellu Tissue) and expenses relating to the automobile which Cellu Tissue has provided to Executive (i.e., insurance, gasoline and maintenance), and similar items related to such duties and responsibilities.  Cellu Tissue will promptly reimburse Executive in full for all such out-of-pocket expenses upon presentation by Executive from time to time of a proper account of such expenditures in accordance with the policies and procedures established by the Board and applicable to executive officers of Cellu Tissue.

5.4  Indemnification. Executive shall be entitled, at all times (including after the termination of this Agreement for any reason), to the benefit of the maximum indemnification and advancement of expenses available from time to time under Cellu Tissue’s Articles of incorporation and Bylaws, and if not set forth therein, to the maximum extent available under the laws of Cellu Tissue’s state of incorporation.  In addition, Cellu Tissue shall Continue to full force and effect the directors’ and officers’ liability insurance policy currently in effect or such other insurance with reputable insurance carriers which may provide & reduced level of coverage for Executive provided that such coverage is identical to that provided by the Company for the benefit of the other directors of the Company and its other executive officers.

6.  Key-Person Insurance. Executive agrees that, so long as Cellu Tissue’s obligations under Section 5.1(b) are not affected, Cellu Tissue may at any time and from time to time, and for Cellu Tissue’s own benefit, apply for and take out term life, health, accident, and/or other insurance covering Executive (“Key-Person Insurance”) in an amount to be determined in the sole discretion of the Board in consultation with Executive.  Cellu Tissue shall own all rights in any such Key-Person Insurance policies and proceeds thereof and Executive shall not have any right, title or interest therein; except that if Executive is no longer employed by Cellu Tissue (other than as a result of his death or Disability (as herein defined)) then Cellu Tissue shall terminate such Key-Person Insurance policies or, at the option of Executive, arrange for such Key-Person Insurance policies to be assigned to Executive; provided, however, that said policies permit such assignment and Executive is solely responsible for the payment of any premiums after such assignment. Executive agrees to assist Cellu Tissue at Cellu Tissue’s expense in obtaining any such Key-Person Insurance by, among other things, submitting to the customary examinations and correctly preparing, signing and delivering such applications and other documents as may be required by insurers.

7.  Termination of Employment.

7.1  Executive shall be entitled to terminate his employment for “Good Reason.”  For purposes of this Agreement, “Good Reason” shall mean (without Executive’s express prior written consent as a shareholder, Board member or otherwise) (i) failure by Cellu Tissue to pay any compensation when due hereunder, (ii) any significant reduction by Cellu Tissue of Executive’s authorities, powers, functions, duties or responsibilities or the assignment of duties to Executive by the Board inconsistent with Executive’s position (except in connection with termination of Executive’s employment for Cause, as a result of Disability, as a result of Executive’s death or by Executive other than for Good Reason), (iii) a reduction by Cellu Tissue in Executive’s Base Salary or any other compensation due hereunder, or (iv) any material breach by Cellu Tissue of any other provision of this Agreement.  If Executive desires to terminate his employment with the Company pursuant to this Section 7.1, he shall first give written notice of the facts and circumstances providing Good Reason to the Company, and shall allow the company no less than twenty (20) days to remedy, cure or rectify the situation giving rise to Good Reason.

7.2  Disability. If Executive shall fail during the Term, because of illness, physical or mental disability or other incapacity, for a period of 180 days in any 365 consecutive days, to render the services provided for by this Agreement or be adjudged an incompetent (“Disability”); provided that the date on which the Disability will be deemed to occur shall be such 180th day or the date on which Executive is adjudged an incompetent, as the case may be, Cellu Tissue may terminate Executive’s employment on not less than two (2) weeks written notice thereof, setting forth the facts and circumstances claimed to provide a basis for termination of Executive’s employment under this Section 7.2.

7.3  Death. Executive’s employment hereunder will terminate automatically if he should die.

7.4  Termination for Cause. Cellu Tissue shall have the right to terminate the employment of Executive for cause (as hereinafter defined).  The term “Cause,” as used herein, shall mean (i) Executive’s continuing, repeated and willful refusal and failure (other than during periods of illness, disability or vacation) to perform his duties hereunder or under any lawful directive of the Board (consistent with the terms of this Agreement), (ii) Executive’s willful misconduct or gross neglect in the performance of his duties hereunder which in either case is materially injurious to the Company, monetarily or otherwise, (iii) the willful material breach of this Agreement by Executive, (iv) except as provided in clause (v) below, the final, non-appealable conviction of Executive of any felony or Executive’s pleading guilty to any felony, other than motor vehicle offenses, (v) the indictment of Executive for any felony on account of action taken by Executive constituting theft or embezzlement from the Company or other fraudulent action against the Company or (vi) a previous employer of Executive shall commence against Executive and/or Cellu Tissue an action, suit, proceeding or demand arising from an alleged violation of a non-competition or other similar agreement between Executive and such previous employer.  For purposes of this Section 7.4, no act, or failure to act, on Executive’s part, will be considered “willful” unless done or omitted to be done by him not in good faith and without a reasonable belief that his action or omission was in furtherance of the Company’s business.  If the Company desires to terminate Executive’s employment pursuant to clause (i), (ii), (iii) or (v) above, it shall first give Executive written notice of the facts and circumstances providing Cause and shall allow Executive no less than twenty (20) days (x) in the case of a proposed termination pursuant to clause (i), (ii) or (iii) above to remedy, cure or rectify the situation giving rise to Cause and (y) in the case of a proposed termination pursuant to clause (v) above to explain the circumstances of Executive’s actions or to show that the circumstances underlying the indictment do not constitute the type of felony described in clause (v).  Termination by the Company for Cause pursuant to clause (iv) above may be effected by written notice of the Company to Executive.

8.  Compensation upon Termination.

8.1  Termination by Executive for Good Reason; Termination by Company without Cause. If Executive terminates his employment for Good Reason or if his employment is terminated by the Company without Cause, Executive shall be entitled to receive the following payments and benefits: (i) Executive’s Base Salary paid consistent with the Company’s payroll practices for the longer of the balance of the Term or one (1) year, (ii) Executive’s Bonus Compensation to the extent that the Benchmarks for such period or periods are attained, for the period during which Executive is being paid his Base Salary (pro rated for a partial fiscal year) and (iii) the benefits set forth in Section 5.1 for the period during which Executive is being paid his Base Salary, except to the extent that such continued participation is not permitted under the plan, program or policy or would cause the plan, program or policy to cease to be qualified under any applicable law or regulation.

8.2  Termination Due to Disability. If Executive’s employment hereunder is terminated due to his Disability, Executive shall be entitled to receive the following payments and benefits: (i) Executive’s Base Salary paid consistent with the Company’s payroll practices for the shorter of the balance of the Term or one (1) year, (ii) Executive’s Bonus Compensation to the extent that the Benchmarks are attained for the period during which Executive is paid his Base Salary (pro rated for a partial fiscal year) and (iii) the benefits set forth in Section 5.1 for the period during which Executive is being paid his Base Salary, except to the extent that such continued participation is not permitted under the plan, program or policy or would cause the plan, program or policy to cease to be qualified under any applicable law or regulation.

8.3  Termination Due to Death. If Executive’s employment hereunder is terminated due to his death, Executive’s estate or designated beneficiaries shall be entitled to receive the following payments and benefits: (i) a lump sum payment equal to the lesser of Executive’s Base Salary for the balance of the Term or one (1) year, (ii) Executive’s Bonus Compensation to the extent that the Benchmarks are attained for the shorter of the balance of the Term or one (1) year (pro rated for a partial fiscal year), (iii) benefits for Executive’s family as set forth in Section 5.l(a) for the period of one (1) year and (iv) in the event that Executive shall die prior to payment of the Signing Bonus, the Signing Bonus.

8.4  Termination by Executive Other Than for Good Region; Termination by Company for Cause.

(a)  If Executive’s employment is terminated (i) by the Company for Cause or (ii) by Executive other than for Good Reason, Executive only shall be entitled to receive Executive’s Base Salary (see Section 4.1) and benefits (see Section 5) to which Executive is entitled up to and including the effective date of Executive’s termination of employment hereunder.  After such termination of employment, the obligations of Cellu Tissue under this Agreement to make any further payments, or to provide any benefits specified herein, to Executive shall thereupon cease and terminate.

(b)  In the event that Executive’s employment it terminated under clause (i) of Section 8.4(a) pursuant to clause (vi) of Section 7.4, Executive shall, within 10 business days following the effective date of such termination, repay to the Company an amount in cash equal to the Signing Bonus, net of amounts withheld by the Company at the time of the original payment in respect of its withholding obligations, and surrender to the Company that number of shares of Common Stock that had previously vested pursuant to the terms of the Restricted Stock grant provided for in Section 4.4(a).

(c)  In the event that Executive’s employment is terminated under clause (ii) of Section 8.4(a) during the first six months of the Term, Executive shall, within 10 business days following the effective date of such termination, repay to the Company an amount in cash equal to the Signing Bonus, net of amounts withheld by the Company at the time of the original payment in respect of its withholding obligations, and surrender to the Company that number of shares of Common Stock that had previously vested pursuant to the terms of the Restricted Stock grant provided for in Section 4.4(a).

8.5  No Substitution. Nothing contained in Section 8.1, 8.2, or 8.3 shall be construed to represent a substitution for compensation already paid to or earned by Executive.  In addition, Executive shall be entitled to receive all amounts in respect of the period prior to the date of termination otherwise payable herein (without double counting), including such payments provided for in Sections 4 and 5.

9.  Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment (which may include self-employment) or otherwise, and, after his termination of employment hereunder, any payments made by Cellu Tissue hereunder shall not be reduced by any amount Executive receives from any other such employment.

10.  Non-disclosure of Confidential Information; Non-competition.

10.1  Executive shall not during the Term and thereafter, without the prior written consent of Cellu Tissue, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as herein defined) pertaining to the business of Cellu Tissue, except (i) while employed by Cellu Tissue, in the business of and for the benefit of Cellu Tissue or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of Cellu Tissue, or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Executive to divulge, disclose or make accessible such information.  For purposes of this Agreement, “Confidential Information” shall mean non-public information concerning Cellu Tissue’s financial data, strategic business plans, product development (or other proprietary product data), customer information, information relating to governmental relations, discoveries, practices, processes, methods, marketing plans and other material non-public, proprietary and confidential information of Cellu Tissue, that, in any ease, is not otherwise generally available to the public or others in the paper-products industry.  In the event Executive’s employment is terminated hereunder, he shall either (i) immediately return to Cellu Tissue all Confidential Information in his possession or (ii) within five (5) business days following the effective date of termination, deliver to Cellu Tissue a sworn affidavit attesting to the destruction of all Confidential Information in his possession, in either case, other than information which Executive is entitled to receive in his capacity as a shareholder of Cellu Tissue.  “Confidential Information” shall not include information which becomes available to Executive on a non-confidential basis from a source other than Cellu Tissue or was available to Executive on a non-confidential basis prior to its disclosure to Executive by Cellu Tissue.

10.2  During the period of his employment with Cellu Tissue (other than on behalf of Cellu Tissue) and for twelve (12) months after the date of termination of his employment with Cellu Tissue, if Executive terminates his employment with Cellu Tissue other than for Good Reason or if Executive is terminated by Cellu Tissue for Cause, Executive agrees that, without the prior written consent of Cellu Tissue: (i) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee, or in any other capacity carry on, be engaged in or employed by or be a consultant to or have any financial interest in, any business which is in competition with the business of Cellu Tissue (as defined in Section 10.3) and (ii) be shall not, on his own behalf or on behalf of any person or entity, directly or indirectly, solicit or offer employment to any employee who has been employed by Cellu Tissue at any time during twelve (12) months immediately preceding such solicitation.

10.3  For purposes of this Section 10, a person or entity which is “in competition with the business of Cellu Tissue” shall mean an entity primarily engaged in the business of manufacturing specialty paper products in North America.  Nothing in this Section 10 shall be construed so as to preclude Executive from (i) investing in any publicly or privately held company provided Executive’s beneficial ownership of any class of such company’s securities does not exceed 3% of the outstanding securities of such class, (ii) owning memberships, or other similar rights or interests therein, of any United States or foreign securities, commodities, options or similar exchange, board of trade, contract market or terminal association (collectively “Exchanges”) and exercising the rights and privileges attendant to such ownership for his own personal account or for the account of any spouse, child, parent or sibling or any trust created for the benefit of Executive or any of the foregoing or for the account of any entity wholly owned by Executive or any of the foregoing relatives or trusts or (iii) trading or dealing on any Exchanges for Executive’s own personal account or for the account of any relative or any trust created for the benefit of any relative of Executive.

10.4  Executive and Cellu Tissue agree that this Covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint shall be held to be excessively broad as to duration, geographic scope, activity or subject, such provisions shall be construed by limiting and reducing them in order that such provisions be enforceable to the maximum extent compatible with applicable law.  Executive agrees solely for purposes of any attempt by Cellu Tissue to obtain an injunction for breach of any covenant contained in this Section 10 such breach would irreparably injure Cellu Tissue.  Accordingly, Executive agrees that Cellu Tissue, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Executive from any court having jurisdiction over the matter, restraining any further violation of this Section 10 without the necessity of posting a bond or security.

10.5  Provided that Executive complies with Section 10.1 hereof, Executive may fully utilize to the future the professional knowledge, expertise and experience he has developed or information he has acquired during the course of his career prior to the date hereof or subsequent to the date hereof while employed by Cellu Tissue (collectively, “Accumulated Knowledge”).  Accordingly, provided that Executive complies with Section 10.l hereof, Executive may use his Accumulated Knowledge for the benefit of himself or any third party with whom he is affiliated or employed so long as he is not engaged in a business which is in competition with the business of Cellu Tissue (as defined in Section 10.3), prior to the expiration of the time period set forth in the first sentence of Section 10.2.  Further, this Section 10 is not intended and shall not be construed to prevent Executive from engaging (i) in any business, other than a business described in Section 10.3, prior to the expiration of the time period set forth in the first sentence of Section 10.2 or (ii) in any business whatsoever on and after the expiration of the time period set forth in the first sentence of Section 10.2.

11.  Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, electronic transmission (with a copy following by hand or by overnight courier), by registered or certified mail, postage prepaid, return receipt requested or by overnight courier addressed to the other party.  All notices shall be addressed as follows, or to such other address or addresses as may be substituted by notice in writing:

To Cellu Tisane:

Cellu Tissue Holdings, Inc.

Two Forbes Street

East Hartford, Connecticut 06108

Attention:  Paul H. Mullan

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:  Eileen Nugent

To Executive:

Russell C. Taylor

Cellu Tissue Holdings, Inc.

Two Forbes Street

East Hartford, Connecticut 06108

with a copy to:

Sonjui L. Kumar

Law Office of Sonjui L. Kumar, P.C.

1584 Roswell Road

Marietta, GA 30062

Communications delivered by hand or by overnight courier shall be deemed received on the date of delivery; communications sent by electronic means shall be deemed received one (1) business day after the sending thereof, and communications sent by registered or certified mail shall be deemed received three (3) business days after the sending thereof.

12.  Separability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.  Each party shall bear the coats of any legal fees and other fees expenses which may be incurred in respect of enforcing its respective rights under this Agreement.

13.  Assignment. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of Cellu Tissue.  Neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by Cellu Tissue, except that (i) subject to Executive’s right to terminate this Agreement for Good Reason, Cellu Tissue may assign this Agreement to any successor (whether by merger, acquisition of stock, purchase or otherwise) to all or substantially all of the assets or business of Cellu Tissue, if such successor expressly agrees in writing to assume the obligations of Cellu Tissue hereunder, and (ii) Executive may assign any payments received hereunder.

14.  Amendment; Waiver. This Agreement may only be amended by written agreement signed by the parties hereto.  A waiver by Cellu Tissue or Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

15.  Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving Cellu Tissue written notice thereof.  In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.  Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

16.  Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.  The provisions of this Section 16 are in addition to the survivorship provisions of any other section of this Agreement.

17.  Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.

18.  Entire Agreement. This Agreement, together with the Shareholders Agreement, contain the entire understanding among Executive and Cellu Tissue and supersede in all respects any prior or other agreement or understanding between Cellu Tissue and Executive as to the matters set forth herein and therein.  Except for the obligations specifically set forth herein and in the Shareholders Agreement, Cellu Tissue does not owe any obligations to Executive and Executive does not owe any obligations to Cellu Tissue with respect to the matters set forth herein and therein.

19.  Withholding. Cellu Tissue shall withhold from any payments due to Executive hereunder, all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.

20.  Headings. The section headings contained in this Agreement are for the convenience of reference only and shall not affect the construction of any provision of this Agreement.

21.  Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on the date and year first above written.

CELLU TISSUE HOLDINGS, INC.

		By:	/s/ PAUL H. MULLAN
		Name:	Paul H. Mullan
		Title:	Chairman

/s/ RUSSELL C. TAYLOR
Russell C. Taylor

ACCEPTED AND AGREED as to Section 4.4

CELLU PAPER HOLDINGS, INC.

By:	/s/ PAUL H. MULLAN
Name:	Paul H. Mullan
Title:	Chairman